                                                                     EXHIBIT 8.1


[Shearman & Sterling Letterhead]


September 18, 1996


Ford Motor Credit Company
The American Road
Dearborn, Michigan 48121

Ladies and Gentlemen:

     In connection with the issuance by Ford Motor Credit Company, a Delaware corporation, of $1,000,000,000 principal amount of 7% Notes due September 25, 2001, we hereby consent to the use of our name and confirm to you our advice as set forth under the heading "United States Taxation of Non-United States Persons" in the Prospectus Supplement dated September 18, 1996 relating to registration statement No. 33-64263, to which registration statement this consent is an exhibit.

Very truly yours,

/s/ Shearman & Sterling